Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629

PHONE 937-596-6849 • FAX 937-596-7937

N E W S    R E L E A S E

Date:	February 2, 2012
Contact:	Peter B. Orthwein or Richard E. Riegel III

THOR ANNOUNCES PRELIMINARY SALES FOR SECOND QUARTER AND SIX MONTHS;

BACKLOG, CASH AND INVESTMENTS

Thor Industries, Inc. (NYSE:THO) announced today preliminary sales, backlog, cash and investments for the second quarter and six months ended January 31, 2012.

Preliminary consolidated sales in the quarter were $596,400,000, up 13% from $526,227,000 last year. RV sales were $500,657,000, up 15% from $437,111,000 last year. Bus sales were $95,743,000, up 7% from $89,116,000 last year.

Consolidated sales in the six months were $1,269,400,000, up 12% from $1,132,911,000 last year. RV sales in the six months were $1,062,317,000, up 13% from $943,674,000 last year. Bus sales in the six months were $207,083,000, up 9% from $189,237,000 last year.

Cash, cash equivalents and investments on January 31, 2012 were $157 million, lower compared to the prior quarter primarily as a result of the repurchase of two million shares of Thor stock on January 20, 2012 for $57 million. Consolidated backlog on January 31, 2012 was $647 million, compared to $689 million last year. RV backlog was $413 million, in comparison with $467 million last year. Bus backlog was $234 million, up 5% from $222 million last year.

“Sales momentum remains strong for Thor, with good results seen in both our RV and Bus businesses through the first half of the fiscal year,” said Peter B. Orthwein, Thor Chairman, CEO & President. “Results from January retail RV shows have been positive, with good attendance and retail sales activity reported at most shows, reflecting rebounding consumer confidence, access to credit, and low interest rates. Internal tracking of Thor’s recent retail RV sales activity has also been encouraging. Discounting remains a factor in the competitive RV and bus markets, although Thor continues to be well positioned in each of its product categories to take advantage of improving market trends.”

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2011 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended October 31, 2011. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.